Exhibit 99.1

Image Entertainment Provides Net Revenue Guidance for Fiscal 2009 Third Quarter and Makes Scheduled Principal Payment to Debt Holder

Fiscal 2009 Third Quarter Net Revenues Expected to Exceed $38 Million

Company Makes Senior Convertible Note Principal Payment of $4 Million

CHATSWORTH, Calif.--(BUSINESS WIRE)--February 2, 2009--Image Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it expects its fiscal 2009 third quarter ended December 31, 2008 net revenues to exceed $38 million. This represents an approximate 39% increase over actual net revenues of $27.3 million for same period last year. Additionally, on January 30, 2009, the Company made a scheduled $4 million principal payment due under the Company’s senior convertible note with Portside Growth and Opportunity Fund, reducing the outstanding note balance to $13 million, from $17 million.

For the nine months ended December 31, 2008, the Company expects net revenues to exceed $103 million. This represents an approximate 47% increase over actual net revenues of $69.9 million for the nine months ended December 31, 2007. The Company plans to release actual results for the three and nine months ended December 31, 2008 by February 13, 2009.

The Company is increasing its annual net revenue guidance for fiscal 2009 to an expected range of $128 million to $131 million, from its previous guidance of $120 million to $130 million. The Company is not providing specific earnings guidance for the third quarter or the full fiscal year.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) our ability to secure media content on acceptable terms, (b) our ability to service our principal and interest obligations on our outstanding debt, (c) the ability of our common stock to continue trading on NASDAQ, (d) changes in the retail DVD and digital media and entertainment industries, (e) changes in our business plan, (f) our inability to raise additional working capital on acceptable terms, (g) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (h) changes in general economic conditions, including the performance of financial markets and interest rates, (i) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (j) claims that we infringe other parties’ intellectual property, (k) the performance of business partners upon whom we depend, (l) changes in accounting standards, practices or policies, (m) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (n) further sales or dilution of our equity, which may adversely affect the market price of our common stock.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
Image Entertainment, Inc.
Jeff M. Framer, 818-407-9100 ext. 299
Chief Financial Officer
jframer@image-entertainment.com